Exhibit 35.1

CERTIFICATE OF COMPLIANCE

The undersigned hereby certifies that he is the duly elected and acting Senior Vice President and Chief Accounting Officer of CenterPoint Energy Houston Electric, LLC as servicer (the “Servicer”) under the Transition Property Servicing Agreement dated as of January 19, 2012 (the “Servicing Agreement”) between the Servicer and CenterPoint Energy Transition Bond Company IV, LLC (the “Issuer”) and further that:

1.	A review of the activities of the Servicer and of its performance under the Servicing Agreement during the twelve months ended December 31, 2013 has been made under the supervision of the undersigned pursuant to Section 3.03 of the Servicing Agreement; and

2.	To the best of the undersigned’s knowledge, based on such review, the Servicer has fulfilled all of its obligations in all material respects under the Servicing Agreement throughout the twelve months ended December 31, 2013, except as set forth on Annex A hereto.

Executed as of this 28th day of March, 2014.

CenterPoint Energy Houston Electric, LLC, as servicer

By:	/s/ Walter L. Fitzgerald
Name:	Walter L. Fitzgerald
Title:	Senior Vice President and Chief Accounting Officer

ANNEX A

to Certificate of Compliance

LIST OF SERVICER DEFAULTS

The following Servicer Defaults, or events which with the giving of notice, the lapse of time, or both, would become Servicer Defaults known to the undersigned occurred during the year ended December 31, 2013:

Nature of Default	Status

None.